Red Trail Energy LLC
PO Box 11
3682 HWY 8S
Richardton, ND 58652

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Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

Second Quarter 2013



Gerald Bachmeier
CEO

Although the weather did not cooperate, I would like to thank everyone that was able to attend the annual meeting. I also appreciate all those who called and inquired about it. The meeting was held on March 5th with 22,390,003 of the 40,148,160 membership units represented (56.04%). The only business item voted on was the election of governors. There were three governors elected to three-year terms. Sid Mauch who received 46.5% of the votes, Anthony Mock who received 33.5% of the votes, and Frank Kirschenheiter who received 20% of the votes. The board elected the following positions and committee chairs: Sid Mauch-Chairman, Mike Appert-Vice Chairman and Risk Committee Chair, Ambrose Hoff-Secretary, Ron Aberle-Audit Committee Chair and Bill Price-Nominating Committee Chair.

I would like to take this time to encourage every member to take an active role in participating in the company's business at our annual meetings. The number of shares represented at the meetings have been declining every year. This makes it hard to accomplish any major changes the membership would want to implement to better position the company in the future. In order to make any changes there needs to be 67% of all outstanding shares voting in favor of a particular issue. Please vote your shares, every one counts.

The 10-Q was filed on May 13th and I encourage you to review the financial results on our website as well as in the Financials section of this newsletter. Although the results are very positive, we still face challenges throughout the remainder of our fiscal year with the volatility in the commodity markets and the supply and demand ratios in the ethanol markets. To help offset some of these challenges we are looking at new opportunities for capturing additional revenue streams through transloading agreements, water displacement and additional corn storage.

On a national level we all need to respond to the continued efforts of entities that want to repel the RFS2. I would like to thank the congressional delegation from North Dakota for their continued support of the Renewable Fuel Standard, and encourage all shareholders to take the time to contact their offices and let them know your appreciation. Their contact information is listed on page two of the newsletter.

I would like to thank you all for your continued support and wish everyone a safe and happy summer.

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.



Meet Our New Commodity Manager

My name is Rod Engle. I joined the Red Trail Energy team on May 20, 2013. My career has consisted of grain merchandising and corporate futures trading/hedging. I was a CBOT member from 1993 to 2007. In the last 25 years I have been involved in many of the dynamic changes in the complex agribusiness environment. I hope to bring added synergies to the Red Trial marketing team.

I am from northeastern Indiana. I graduated from Purdue University in Agricultural Economics. I have always desired to live in the western United States. I am very blessed to be here and have experienced first hand the adage "The farther you go west the nicer the people are." Feel free to call or stop by my office. I look forward to meeting everyone.

North Dakota's Congressional Delegates

Sen. John Hoeven
Washington D.C. Office
338 Russell Senate Office Bldg.
Washington DC, 20510
Phone: 202-224-2551
Fax: 202-224-7999

Sen. Heidi Heitkamp
Washington D.C. Office
SD-G55 Dirksen Senate Office Building
Washington, DC 20510
Phone: (202) 224-2043
Fax: (202) 224-7776

Rep. Kevin Cramer
Washington, D.C. Office
1032 Longworth House Office Building
Washington, DC 20515
Phone: 202-225-2611
Fax: 202-226-0893



Ryan Wiege
Corn Buyer

Grain Update

Greetings from the Grains Department at RTE!

As we work our way through another spring season we have gotten a few good reminders on how fast our weather patterns can change here in North Dakota. After a very dry and cold winter we welcomed a mid-April snowstorm which gave us almost 20 inches of heavy wet snow. This was followed by a month of "drought" and finally a mid-May rain event that gave us 4 inches of moisture. The recent weather pattern has challenged us with getting the crops in the ground, but with many of our customers going "day and night" things still look very promising for the 2013 crop year.

The 2012 crop year was nothing short of excellent for Red Trail and our producers. The North Dakota farmer again proved that we are a force to be reckoned with in the corn industry. Corn acres saw a big increase from 2011 and even though we didn't receive an overabundance of moisture, we produced the best crop Red Trail has seen to date. Quality and yield were both very good. To keep up with the harvest pressure we bagged 800,000 bu. of corn. These bags will be hauled into the plant in the coming weeks. This allowed us to keep truck traffic flowing and avoid the constant problem of being full during harvest.

I would like to thank all of our customers for your continued loyal business with RTE. It is a pleasure doing business with each and every one of you. I look forward to continuing our relationship in the future. Feel free to contact me anytime to talk about old and new crop corn possibilities. Please call me at (701) 974-3880 or email to ryan@redtrailenergy.com. Additional information can be found under the "Commodity Bids" tab on our website, www.redtrailenergyllc.com

FINANCIALS

Financial Report



Jodi Johnson
CFO

Hi, my name is Jodi Johnson and I joined the Red Trail team in April 2013 as Chief Financial Officer. I am originally from Donnybrook, ND and currently live in Medora, ND. Prior to joining RTE I was employed with the Theodore Roosevelt Medora Foundation for 9 years, first as a Staff Accountant and most recently as their Controller. I am a Certified Public Accountant and graduated from the University of North Dakota in 2004 with a Bachelors of Accountancy.

Red Trail had a net income of ~$1.79m for the 2nd quarter ending March 31, 2013. This was a positive change over the first quarter's net loss of ~$171k and is a substantial increase over the net loss of ~$908k for the 2nd quarter of 2012. While production was down for the quarter due to an unscheduled February plant shutdown for repairs, the stronger ethanol prices and introduction of corn oil revenue allowed RTE to earn slightly higher revenues for the quarter when compared to prior year. The decrease in production lead to lower corn consumption and energy expense in the current year, and this lower cost of production lead to a net income for the quarter when compared to 2012. Year-to-date net income through March 31, 2013 is ~$1.619m which is substantially higher than the ~$712k net income reported for the six months ending March, 31, 2012. RTE had higher revenue in 2013 compared to 2012 largely due to the introduction of corn oil revenue and also due to higher ethanol prices. Additional information about the Company's 2nd quarter performance can be accessed via a link on Red Trail's website to the SEC's website.

Statements of Operations	For the six months ended March 31, 2013(unaudited)	%	For the six months ended March 31, 2012 (unaudited)	%
Revenues	$79,773,208	100.00%	$74,550,717	100.00 %
Gross Profit	$3,092,956	3.88%	$550,635	0.74%
Net Income	**$1,619,660**	**2.03%**	**$712,417**	**0.95%**
Net Income Per unit— Basic	$0.04		$0.02	
Average Units Outstanding—Basic	40,155,742		40,213,973	

Balance Sheets	March 31, 2013 (Unaudited)	September 30, 2012 (Audited)
Total Assets	$85,075,329	$75,748,166
Total Liabilities	$41,418,710	$33,711,207
Members Equity	$43,656,619	$42,036,959
Book Value per Unit	$1.09	$1.05
Debt to equity ratio	0.95	0.80

Going Green!

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